Exhibit 99.04
Southern Company
EPS Earnings Analysis
Year-to-Date December 2008

Cents	Description

$0.54	Non-Fuel Revenues

(0.09)	Weather Impact on Non-Fuel Revenues

0.02	Other Operating Revenues

0.02	Other Income & Deductions
(0.10)	Non-Fuel O&M
(0.16)	Depreciation & Amortization
(0.02)	Interest Expense
(0.05)	Taxes

$0.16	Total Traditional Operating Companies

0.01	Southern Power

0.03	Parent and Other (excluding leveraged lease adjustments)

(0.04)	Increase in Shares

$0.16	Total Change in YTD EPS (x-Items)

(0.11)	Leveraged Lease Adjustments

(0.08)	Synthetic Fuels

$(0.03)	Total Change in YTD EPS (As Reported)

Notes

-    The charges related to Southern Company's investments in leveraged lease transactions significantly impacted the presentation of earnings and earnings per share for the three months and twelve months ended December 31, 2008, and significant charges related to these investments are not expected to occur on a regular basis.

-    Tax credits associated with Southern Company's synthetic fuel investments expired December 31, 2007. Synthetic fuel related income no longer materially contributes to Southern Company's earnings or earnings per share.

- Information contained in this report is subject to audit and adjustments. Certain classifications may be different from final results published in the Form 10-K.